Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 1, 2011

MHI HOSPITALITY CORPORATION EXTENDS MORTGAGE ON

CROWNE PLAZA JACKSONVILLE RIVERFONT

Williamsburg, VA – August 1, 2011 – MHI Hospitality Corporation (NASDAQ: MDH) (the “Company”) announced today that the Company has extended the maturity date of the mortgage on its Crowne Plaza Jacksonville Riverfront hotel until January 22, 2013. The mortgage is held by PNC Bank, National Association, in its capacity as trustee of the AFL-CIO Building Investment Trust (the “Lender”). As part of the agreement, the Company will pay down the principal balance by $4.0 million to $14.0 million and the Lender has waived certain covenants requiring borrower to further pay down principal under certain circumstances. The loan will remain interest-only at a fixed interest rate of 8.0%.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper upscale full-service hotels in the Mid-Atlantic and Southern United States. Currently, the Company’s portfolio consists of investments in ten hotel properties, nine of which are wholly-owned and comprise 2,110 rooms. All of the Company’s wholly-owned properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. The Company has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. The Company also has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Contact at the Company:

Scott Kucinski

Director – Investor Relations

MHI Hospitality Corporation

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648